Exhibit 99.1

Press release

Amcor announces key leadership appointments to accelerate growth

Ryan Yost appointed Division President, Global Flexible Packaging Solutions

Kate Pearlman appointed Senior Vice President, Investor Relations & Treasury

ZURICH, June 15, 2026 — Amcor (NYSE: AMCR, ASX: AMC), a global leader in developing and producing responsible packaging solutions, today announced the appointments of Ryan Yost as Division President, Global Flexible Packaging Solutions, and Kate Pearlman as Senior Vice President, Investor Relations & Treasury.

With 25 years of leadership roles at Avery Dennison, Ryan brings proven success in delivering consistent, profitable organic growth, most recently as President of Avery Dennison’s global $6 billion Materials Group. He previously held various senior leadership roles spanning commercial, operations, supply chain and material science responsibilities. Ryan will accelerate Amcor’s organic growth strategy across the Global Flexible Packaging Solutions platform, building on the business’ leadership positions in attractive end markets including healthcare, protein, pet food, liquids, beauty and personal care and food service. He will be based in the U.S.

Kate has more than 20 years of experience in investor relations, global treasury and risk management leadership at Fortune 200 companies. She joins Amcor from Lowe’s, where she held the role of Vice President, Investor Relations and Treasurer. Kate will lead Amcor’s global investor relations function and will also assume responsibility for Amcor’s treasury operations. In this expanded role, she will strengthen alignment across capital market management, value creation and shareholder engagement. Kate will report to Stephen Scherger, Executive Vice President and Chief Financial Officer, and the role will be based in the U.S.

“Ryan and Kate are exceptional leaders with proven track records of driving growth, building high-performing teams and translating strategy into results across large, global organizations,” said Peter Konieczny, Amcor Chief Executive Officer. “I am highly confident in Amcor’s business, strategy and ability to deliver for our customers and shareholders. Ryan and Kate bring the right expertise to help us build momentum, and we’re excited to welcome them as we position Amcor for its next phase of growth.”

Ryan succeeds Fred Stephan, who is retiring from Amcor, and Kate succeeds Tracey Whitehead, who has chosen to remain in Australia and pursue opportunities there. Fred and Tracey will remain with Amcor as advisors through Dec. 31, 2026, to ensure a smooth transition.

“Fred and Tracey have each made a lasting impact on Amcor, and I thank them for their outstanding leadership, partnership and unwavering commitment to the company,” Peter said. “Fred has been instrumental in strengthening our global flexibles business and positioning the business for continued strong performance, while Tracey has served as a highly respected and trusted leader in our engagement with the investment community.”

About Amcor

Amcor is the global leader in developing and producing responsible consumer packaging and dispensing solutions across a variety of materials for nutrition, health, beauty and wellness categories. Our global product innovation and sustainability expertise enables us to solve packaging challenges around the world every day, producing a range of flexible packaging, rigid packaging, cartons and closures that are more sustainable, functional and appealing for our customers and their consumers. We are guided by our purpose of elevating customers, shaping lives and protecting the future. Supported by a commitment to safety, over 75,000 people generate $23 billion in annualized sales from operations that span over 400 locations in more than 40 countries. NYSE: AMCR; ASX: AMC

www.amcor.com | LinkedIn | YouTube

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